Exhibit 10.8

OBERON

SECURITIES

January 13, 2005

Thomas S. Bednarik

President and CEO

Time America, Inc.

51 West Third Street (Suite 310)

Tempe, AZ 85281

Dear Mr. Bednarik:

This agreement “the Agreement” shall replace all other agreements between Oberon Securities, LLC and its affiliates and assigns (“Oberon”) and Time America, Inc. and its affiliates and assigns (“Client) with regards to the amount and form of compensation due to Oberon with regards specifically to the January 3, 2006 funding between Client and Laurus Master Fund, Ltd (“Laurus”). With regards to this January 3, 2006 financing, Client and Oberon agree that Oberon, or its assigns, will be due the following compensation:

1.                                       A total number of shares of Client common stock which shall be issuable to Oberon equal to (a) $70,627; divided by (b) the price per share on five trading days following the date the “resale” registration statement including such shares has been declared effective by the SEC.” The free trading shares shall be delivered to Oberon within eight days following the date the “resale” registration statement has been declared effective.

2.                                       108,657 warrants with a strike price of $0.65 per share valid for three years post closing. The shares underlying the warrants shall entitle their holder to one-time “piggyback” registration rights.  The warrant may be exchanged without the payment of any additional consideration for Client’s stock based upon the values of the warrant and the stock at the time of the exchange (i.e., net issuance). The warrants should be delivered to Oberon no later than January 31, 2006.

It is agreed that such compensation is in addition to such unpaid compensation amounts that remain owed to Oberon from the June 25, 2005 funding between Client and Laurus in the following amounts:

1.                                       A total number of shares of Client common stock which shall be issuable to Oberon equal to (a) $56,250; divided by (b) the price per share on five trading days following the date the “resale” registration statement including such shares has been declared effective by the SEC.” The free trading shares shall be delivered to Oberon within eight days following the date the “resale” registration statement has been declared effective.

2.                                       173,077 warrants with a strike price of $0.65 per share valid for three years post closing. The shares underlying the warrants shall entitle their holder to one-time “piggyback” registration rights. The warrant may be exchanged without the payment of any additional consideration for Client’s stock based upon the values of the warrant and the stock at the time of the exchange (i.e., net issuance). These warrants should be delivered to Oberon no later than January 31, 2006.

To the extent Oberon has not been delivered all such free trading common shares as discussed in this Agreement by January 1, 2007, in lieu of such shares, Client agrees to pay to Oberon $126,878 in cash by no later than January 3, 2007.

This letter Agreement will be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law. Client irrevocably submits to the jurisdiction of any court of the State of New York for the purpose of any suit, action or other proceeding arising out of this letter agreement or our engagement hereunder. Each of Client and Oberon hereby waives any right it may have to a trial by jury in respect of any claim brought by or on behalf of either party based upon, arising out of or in connection with this letter agreement, our engagement hereunder or the transactions contemplated hereby. Any dispute arising hereunder, if not settled by mutual agreement, shall, at either party’s option, and, upon written notice by one party to the other, be settled by final and binding arbitration in New York, New York. The arbitration shall be conducted in accordance with the Commercial Dispute Resolution Procedures and Rules of the American Arbitration Association (“AAA Rules”) by a single disinterested arbitrator appointed in accordance with such AAA Rules. The arbitrator shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of attorneys’ fees and expenses in such manner as is determined by the arbitrators. Judgment upon the award rendered by the arbitrators may be entered in any

79 MADISON AVENUE • NEW YORK, NY 10016 • (T) 212-447-7200 • (F) 212-447-7212 • WWW.OBERONSECURITIES.COM

court having personal and subject matter jurisdiction. Each party hereby submits to the in personam and subject matter jurisdiction of the federal and state courts in the County of New York for the purpose of confirming any such award and entering judgment thereon. All proceedings under arbitration and all evidence given or discovered pursuant hereto, shall be maintained in confidence by both parties, except as required by law.

Sincerely,
OBERON SECURITIES, LLC.

By

AGREED TO:
Time America, Inc.

By	/s/ [ILLEGIBLE]